Exhibit 99.1

News Release	JBT Corporation 70 W. Madison, Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Fourth Quarter 2010 Results

Fourth quarter highlights (continuing operations):
o	Diluted earnings per share of $0.56 up 51 percent year-over-year
o	Revenue of $287 million up 17 percent versus prior-year quarter
o	Inbound orders of $231 million up 19 percent year-over-year
o	Backlog of $287 million up 36 percent year-over-year

Full-year 2010 highlights (continuing operations):
o	Diluted earnings per share of $1.30 up 13 percent year-over-year
o	Revenue of $880 million up 5 percent from 2009
o	Debt, net of cash, of $133.4 million at year end

CHICAGO, March 1, 2011—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported fourth quarter 2010 results.

Revenue for the quarter was $286.6 million, up 17 percent from the prior-year quarter.  Gross profit margin increased 100 basis points to 25.6 percent from the same period last year.  Fourth quarter diluted earnings per share from continuing operations were $0.56, up 51 percent from $0.37 for the same period a year ago.  During the quarter, the Company benefitted from $2.0 million in lower LIFO reserves due to lower inventory levels and less inflation than previously assumed.  Additionally, the Company recorded restructuring charges of $2.8 million in connection with its initiatives to continue to reduce operating costs.  The net impact of these two items was a reduction of $0.02 in diluted earnings per share.  Operating income as a percent of revenue increased 280 basis points in the fourth quarter to 9.9 percent, driven primarily by improved profitability from higher volume.  Fourth quarter inbound orders of $231.1 million and backlog of $286.8 million increased from the prior-year quarter by 19 percent and 36 percent, respectively.  Debt, net of cash, was $133.4 million at quarter end, essentially unchanged from the third quarter of 2010.

Full-year revenue of $880.4 million was up five percent versus 2009.  Gross profit margin of 26.2 percent was flat versus 2009.  The Company recorded $3.7 million in restructuring charges during 2010 versus $3.9 million in 2009.  Operating income as a percent of revenue increased 70 basis points to 7.6 percent.  Full-year operating income was $67.1 million, up 16 percent from last year.  Full-year diluted earnings per share from continuing operations were $1.30, a 13 percent increase compared to 2009.

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“We are very pleased with our strong finish in 2010.  Our fourth quarter results, which are typically our strongest of the year, represent record high profits for the Company.  Looking ahead, our order momentum and healthy backlog position us well for another year of solid performance in 2011.  While we expect opportunities in 2011 to be uneven across our regional markets, reflecting the varying degree of economic recovery across those markets, we are cautiously optimistic about our growth prospects,” said Charlie Cannon, Chairman and Chief Executive Officer.

JBT FoodTech
JBT FoodTech’s fourth quarter revenue of $158.9 million declined two percent from the prior-year quarter.  Continued strong demand for freezing and protein processing equipment was more than offset by an unfavorable comparison resulting from the shipment of a number of large sterilization and fruit processing projects in the 2009 quarter totaling over $20 million in revenue.  JBT FoodTech’s operating profit for the quarter was $20.2 million, up 25 percent year-over-year primarily due to favorable project mix, greater contribution from higher margin aftermarket sales and lower expenses, reflecting the absence of non-recurring charges recorded in the prior-year quarter.  Operating profit margin expanded 270 basis points to 12.7 percent when compared to the same period last year.  Fourth quarter inbound orders of $145.4 million increased by 14 percent from the prior-year quarter and 14 percent sequentially from the third quarter of 2010.  Backlog of $103.4 million increased seven percent from the prior-year quarter but declined 12 percent sequentially primarily due to the high level of shipments during the fourth quarter.

JBT AeroTech
JBT AeroTech had a record performance in the fourth quarter, both in revenue and operating profits.  AeroTech’s fourth quarter revenue of $124.9 million increased 47 percent from the prior-year quarter.  A strong rebound in demand for ground support equipment and continued strength in the Company’s gate equipment product lines contributed to the record quarterly revenue.  JBT AeroTech’s operating profit for the quarter was $13.7 million, up 69 percent year-over-year.  Operating profit margin was 11.0 percent, up 140 basis points from the prior-year period, reflecting leverage from higher volume and lower expenses from past restructuring efforts.  Inbound orders totaled $82.9 million, up 24 percent from the prior-year quarter, but down 23 percent sequentially.  Backlog of $183.4 million was up 60 percent year-over-year but down 19 percent sequentially due to record shipments in the quarter.

Corporate Items
Corporate items excluding net interest expense were $5.6 million for the quarter, down $1.2 million from the same period in 2009, primarily driven by lower LIFO expenses and unrealized gains on foreign exchange hedges, partially offset by $2.8 million in restructuring charges recorded in the quarter for the JBT AeroTech operations.

Full-year cash generated from operating activities was $17.6 million, which included the funding of a $10.2 million contribution to the Company’s U.S. pension plan in the third quarter of 2010.  The Company ended the quarter with debt, net of cash, of $133.4 million, essentially unchanged from $132.6 million at the end of the third quarter of 2010.  Net interest expense for the quarter was $1.9 million, a reduction of $0.3 million from the prior-year quarter.

The full-year tax rate from continuing operations was 36.1 percent.

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Full-year capital expenditures totaled $24.3 million, and depreciation and amortization totaled $22.9 million.

2011 Outlook
The Company expects continued improvement in market conditions for most product lines, with improvements varying significantly by region.  Due to continued high levels of global economic and political uncertainty, the Company will consider providing full-year earnings guidance when it reports first quarter earnings.  The Company will provide further market updates during tomorrow’s earnings call.

Fourth Quarter Earnings Conference Call
The Company will hold a conference call at 10:00 AM EST on Wednesday, March 2, 2011 to discuss the fourth quarter 2010 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 38830870 or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  A replay of the call will be available through March 9, 2011 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing pass code 38830870.  A rebroadcast also will available on the Company’s Investor Relations website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$286.6	$246.0	$880.4	$841.6
Cost of sales	213.2	185.5	649.5	621.2

Gross Profit	73.4	60.5	230.9	220.4

Selling, general and administrative expense	41.2	38.6	147.8	147.8
Research and development expense	4.4	4.7	17.5	17.1
Other income, net	(0.5)	(0.3)	(1.5)	(2.2)

Operating income	28.3	17.5	67.1	57.7

Net interest expense	(1.9)	(2.2)	(7.8)	(8.8)
Income from continuing operations before income taxes	26.4	15.3	59.3	48.9
Provision for income taxes	10.0	4.7	21.4	16.1
Income from continuing operations	16.4	10.6	37.9	32.8
(Loss) income from discontinued operations, net of taxes	(0.6)	0.1	(0.6)	-
Net income	$15.8	$10.7	$37.3	$32.8

Basic earnings per share:
Income from continuing operations	$0.58	$0.39	$1.34	$1.19
Loss from discontinued operations	(0.02)	-	(0.02)	-
Basic earnings per share	$0.56	$0.39	$1.32	$1.19

Diluted earnings per share:
Income from continuing operations	$0.56	$0.37	$1.30	$1.15
Loss from discontinued operations	(0.02)	-	(0.02)	-
Diluted earnings per share	$0.54	$0.37	$1.28	$1.15

Weighted average shares outstanding
Basic	28.3	27.7	28.3	27.6
Diluted	29.3	28.9	29.1	28.6

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JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue

JBT FoodTech	$158.9	$161.4	$520.8	$515.8
JBT AeroTech	124.9	84.8	351.2	320.7
Other revenue (1) and intercompany eliminations	2.8	(0.2)	8.4	5.1
Total revenue	$286.6	$246.0	$880.4	$841.6

Income before income taxes

Segment operating profit
JBT FoodTech	$20.2	$16.2	$55.8	$52.4
JBT AeroTech	13.7	8.1	28.6	27.2
Total segment operating profit	33.9	24.3	84.4	79.6

Corporate items
Corporate expense	(5.3)	(4.4)	(17.3)	(15.4)
Other expense, net (2)	(0.3)	(2.4)	-	(6.5)
Net interest expense	(1.9)	(2.2)	(7.8)	(8.8)
Total corporate items	(7.5)	(9.0)	(25.1)	(30.7)

Income from continuing operations before income taxes	$26.4	$15.3	$59.3	$48.9

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.  Restructuring costs included in other expense, net were:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2010	2009	2010	2009

JBT FoodTech	-	0.2	0.8	1.8
JBT AeroTech	2.8	0.1	2.9	2.1
Total	2.8	0.3	3.7	3.9

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JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Inbound Orders

JBT FoodTech	$145.4	$127.9	$527.5	$463.5
JBT AeroTech	82.9	67.1	419.9	297.9
Other and intercompany eliminations	2.8	-	8.6	5.9

Total inbound orders	$231.1	$195.0	$956.0	$767.3

	December 31,
	2010	2009
Order Backlog

JBT FoodTech	$103.4	$96.7
JBT AeroTech	183.4	114.7
Other and intercompany eliminations	-	(0.2)

Total order backlog	$286.8	$211.2

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JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$13.7	$14.4
Trade receivables, net	192.7	136.6
Inventories	106.7	107.0
Other current assets	43.3	32.7
Total current assets	356.4	290.7

Property, plant and equipment, net	128.7	126.5
Other assets	97.1	103.2
Total assets	$582.2	$520.4

Accounts payable, trade and other	$86.3	$65.9
Advance payments and progress billings	52.4	56.8
Other current liabilities	103.3	98.2
Total current liabilities	242.0	220.9

Long-term debt, less current portion	145.4	131.8
Accrued pension and other postretirement benefits,
less current portion	73.0	77.1
Other liabilities	28.8	28.8
Common stock, paid-in capital and retained earnings	132.3	97.8
Accumulated other comprehensive loss	(39.3)	(36.0)
Total stockholders' equity	93.0	61.8
Total liabilities and stockholders' equity	$582.2	$520.4

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JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31,
	2010	2009

Cash Flows From Operating Activities:
Income from continuing operations	$37.9	$32.8

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	22.9	22.6
Other	9.3	26.2

Changes in operating assets and liabilities:
Trade accounts receivable, net	(54.6)	13.7
Inventories	3.3	22.8
Accounts payable, trade and other	19.1	(3.4)
Advance payments and progress billings	(4.8)	(26.5)
Accrued pension and other postretirement benefits, net	(13.0)	(17.6)
Other - assets and liabilities	(2.5)	(16.5)

Cash provided by continuing operating activities	17.6	54.1

Cash required by discontinued operating activities	(0.1)	-

Cash Flows From Investing Activities:
Acquisitions	(0.4)	(6.7)
Capital expenditures	(24.3)	(19.8)
Proceeds on disposal of assets and other	1.0	1.7

Cash required by continuing investing activities	(23.7)	(24.8)

Cash Flows From Financing Activities:
Issuance of long term debt	2.9	-
Net proceeds (payments) on credit facilities	11.8	(53.3)
Dividends paid	(8.1)	(7.7)
Other	(1.7)	0.8

Cash provided (required) by financing activities	4.9	(60.2)

Effect of foreign exchange rate changes on cash and cash equivalents	0.6	1.7

Decrease in cash and cash equivalents	(0.7)	(29.2)

Cash and cash equivalents, beginning of period	14.4	43.6

Cash and cash equivalents, end of period	$13.7	$14.4

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